FRANKLIN TEMPLETON INVESTMENTS

Personal Investments and

Insider Trading Policy (“the policy”)

(This Policy serves as a code of ethics adopted pursuant to Rule 17j-1 under the

Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940)

Revised September 9, 2024

SECTION 1.	PURPOSE OF THE POLICY	2

1.1	SCOPE AND PURPOSE OF THE POLICY	2
1.2	STATEMENT OF PRINCIPLES	2
1.3	PROHIBITED ACTIVITIES	2
1.4	MONITORING OF THE POLICY AND ADDITIONAL INFORMATION	3

SECTION 2.	PERSONAL INVESTMENTS	3

2.1	STATEMENT ON COVERED EMPLOYEE INVESTMENTS	3
2.2	CATEGORIES OF PERSONS SUBJECT TO THE POLICY	3
2.3	ACCOUNTS AND TRANSACTIONS COVERED BY THE POLICY	4
2.4	PROHIBITED TRANSACTIONS	4
2.5	ADDITIONAL PROHIBITIONS AND REQUIREMENTS FOR ACCESS PERSONS AND PORTFOLIO PERSONS	5
2.6	REPORTING REQUIREMENTS	6
2.7	PRE-CLEARANCE REQUIREMENTS	7
2.8	REQUIREMENTS FOR INDEPENDENT DIRECTORS	8

SECTION 3.	INSIDER TRADING	8

3.1	POLICY ON INSIDER TRADING	8

SECTION 4.	RELATED POLICIES AND REQUIREMENTS	9

4.1	STATEMENT ON OTHER POLICIES AND REQUIREMENTS	9

SECTION 5.	ADMINISTRATION OF THE POLICY, WAIVERS & REPORTING VIOLATIONS	9

5.1	CODE OF ETHICS COMMITTEE; REPORTING TO FT FUND BOARDS	9
5.2	VIOLATIONS OF THE POLICY	9
5.3	WAIVERS OF THE POLICY	9
5.4	REPORTING VIOLATIONS	10

This document is the proprietary product of Franklin Templeton. Any unauthorized use, reproduction or transfer of this document is strictly prohibited. Franklin Templeton © 2024. All Rights Reserved.

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SECTION 1. PURPOSE OF THE POLICY

1.1	Scope and Purpose of the Policy

The Franklin Templeton Personal Investments and Insider Trading Policy (the “Policy”) applies to the personal investment activities of all Covered Employees (as defined in section 2.2 of the Policy) of Franklin Resources, Inc. (“FRI”) and all of its subsidiaries (collectively, “Franklin Templeton”).

Franklin Templeton provides services to the funds that are advised or sub-advised by a Franklin Templeton investment adviser (the “FT Funds”) and other client accounts (“Client Accounts”). Thus, for purposes of this Policy, “FT Fund” includes all open-end and closed-end funds within the Franklin Templeton Group of Funds, as well as any other fund that is advised or sub-advised by a Franklin Templeton investment adviser, such as the Putnam Funds.

The purpose of the Policy is to summarize the values, principles and business practices that guide Franklin Templeton’s business conduct and to establish a set of principles to guide Covered Employees regarding the conduct expected of them when managing their personal investments.

1.2	Statement of Principles

All Covered Employees are required to conduct themselves in a lawful, honest and ethical manner in their business practices and to maintain an environment that fosters fairness, respect and integrity.

Franklin Templeton’s policy is that the interests of the FT Funds and Client Accounts are paramount and come before the interests of any employee. Information concerning the securities, which include derivatives, such as futures, options and swaps, holdings and financial circumstances of the FT Funds and Client Accounts, as well as the identity of certain Client Accounts, is confidential and Covered Employees are required to safeguard this information.

The personal investment activities of Covered Employees must be conducted in a manner to avoid actual or potential conflicts of interest with the FT Funds and Client Accounts. In particular, to the extent that a Covered Employee learns of an investment opportunity because of his or her position with Franklin Templeton (e.g., internal or third party research, Franklin Templeton or company sponsored conferences, or communications with company officers), the Covered Employee must give preference to the FT Funds or Client Accounts.

Personal transactions in a security may not be executed, regardless of quantity, if the Covered Employee has access to information regarding, or knowledge or even a presumed knowledge of, FT Fund or Client Account activity in such security, including proposed activity and recommendations.

1.3	Prohibited Activities

Covered Employees generally are prohibited from engaging or participating in any activity that has the potential to cause harm to an FT Fund or Client Account. Examples of prohibited activities include, but are not limited to:

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, the FT Funds or Client Accounts;

•

Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for an FT Fund or Client Account in order to avoid economic injury to themselves or anyone other than the FT Funds or Client Accounts;

•

Purchasing or selling a security on the basis of knowledge of a possible trade by or for an FT Fund or Client Account with the intent of personally profiting from, or avoiding a loss with respect to, personal holdings in the same or related securities;

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•

Revealing to any other person (except in the normal course of the Covered Employee’s duties on behalf of an FT Fund or Client Account) any information regarding securities transactions by any FT Fund or Client Account or the consideration by any FT Fund or Client Account of any such securities transactions; or

•

Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on an FT Fund or Client Account or engaging in any manipulative practice with respect to any FT Fund or Client Account.

1.4	Monitoring of the Policy and Additional Information

Questions regarding the Policy and related requirements should be directed to the Code of Ethics Department located in San Mateo, CA. The Code of Ethics Department can be reached by e-mail at lpreclear@franklintempleton.com. The Code of Ethics Department uses StarCompliance, https://franklintempleton.starcompliance.com/ an automated transaction pre-clearance system, to manage the oversight of personal investments. Administration of the Policy is the responsibility of the Code of Ethics Committee.

SECTION 2. PERSONAL INVESTMENTS

2.1	Statement on Covered Employee Investments

Franklin Templeton recognizes the importance to Covered Employees of managing their own financial resources. However, because of the potential conflicts of interest inherent in its business, Franklin Templeton has implemented this Policy with regard to personal investments of Covered Employees. This Policy is designed to minimize these conflicts and help ensure that Franklin Templeton focuses on meeting its duties as a fiduciary to the FT Funds or Client Accounts.

Covered Employees should be aware that their ability to invest in certain securities and to liquidate those positions may be severely restricted under this Policy due to trading by the FT Funds or Client Accounts, including during times of market volatility. Therefore, as a general matter, Franklin Templeton encourages Covered Employees to exercise caution when investing in individual securities, particularly in situations where a Covered Employee wishes to invest in securities held or likely to be held by the FT Funds or Client Accounts.

Franklin Templeton also discourages Covered Employees from engaging in a pattern of securities transactions that is so excessively frequent as to potentially impact the Covered Employee’s ability to carry out their assigned responsibilities, increases the possibility of potential conflicts or violates the Policy or the FT Funds’ prospectuses.

2.2	Categories of Persons Subject to the Policy

All persons subject to the Policy are assigned to the following categories based on their access to information regarding, or involvement in, investment activities. In limited circumstances, certain affiliates of FRI may adopt separate policies or codes of ethics governing personal trading to address the specific features of their investment activities and operations. Persons subject to other personal trading policies or codes of ethics adopted by Franklin Templeton or its affiliates generally are exempt from this Policy. Please consult the Code of Ethics Department if you have any questions about how this Policy applies to you.

Covered Employees: Covered Employees are: (1) partners, officers, directors (or persons occupying a similar status or having similar functions) and employees (including certain designated temporary employees or consultants) of any Franklin Templeton investment adviser, as well as any other persons who provide advice on behalf of any Franklin Templeton investment adviser and are subject to the supervision and control of that investment adviser; (2) Access Persons, as defined below; and (3) Independent directors of FT Funds within the Franklin Templeton Group of Funds and independent directors of Franklin Templeton investment advisers (collectively, “Independent Directors”).

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Access Persons: Access Persons are those who have access to non-public information regarding FT Funds’ or Client Accounts’ securities transactions; or have access to recommendations that are non-public; or have access to non-public information regarding the portfolio holdings of the FT Funds or Client Accounts.

Portfolio Persons: Portfolio Persons, a subset of Access Persons, are those who, in connection with their regular functions or duties, make or participate in the decision to purchase or sell a security by an FT Fund or Client Account or if his or her functions relate to the making of any recommendations about those purchases or sales.

Please see the Appendix to this Policy for a table indicating how the provisions of the Policy apply to each category of persons. In addition, please see section 2.8 of the Policy for a description of the requirements for Independent Directors.

2.3	Accounts and Transactions Covered by the Policy

The Policy covers two types of securities accounts and transactions: (1) those in which Covered Employees have or share investment control, and (2) those in which Covered Employees have direct or indirect beneficial ownership. Generally, a person has a beneficial ownership in a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. “Pecuniary interest” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Generally, a pecuniary interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Covered Employees are presumed to have a pecuniary interest in securities held by members of their immediate family or domestic partners sharing the same household.

Certain types of securities and investments are exempt from the Policy. These include, but are not limited to, direct obligations of the U.S. government, money market instruments, and registered open-end funds other than the FT Funds. Cryptocurrencies and digital assets must be precleared and are reportable only, (1) by members of those investment teams investing in cryptocurrencies, or any FT employee involved in trading or the creation and redemption process for any FT digital currency Fund or account, and (2) for the cryptocurrencies in which they are investing on behalf of clients or funds, and (3) those involved in the creation and redemption process for any FT digital currency ETF must also preclear their investments in FT digital Funds. Please consult the Code of Ethics Department for further information about specific types of securities that are exempt from the Policy.

2.4	Prohibited Transactions

Trading that Conflicts with FT Funds or Client Accounts

Covered Employees are prohibited from any trading activity that conflicts with the FT Funds’ or Client Accounts’ trading activity. Examples of prohibited trading activity include, but are not limited to:

•	“front running” or trading ahead of an FT Fund or Client Account; and

•	trading parallel to or against an FT Fund or Client Account.

Short Sales of Securities Issued by Franklin Resources and FT Sponsored Closed-end Funds and Exchange Traded Funds (ETFs)

Covered Employees are prohibited from effecting short sales, including “short sales against the box,” of securities issued by FRI, or any FT sponsored closed-end funds or FT exchange traded funds (ETFs). This prohibition includes economically equivalent transactions such as call or put options, swap transactions or other derivatives that would result in having a net short exposure to FRI or any closed-end fund or ETF sponsored or advised by Franklin Templeton.

Pledged Securities

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Directors and Executive Officers are also prohibited from pledging, hypothecating or otherwise encumbering securities issued by Franklin Resources as described in greater detail in the FRI Code of Ethics and Business Conduct.

Trading in Shares of the FT Funds

A Covered Employee is prohibited from buying or selling shares of an FT Fund while in possession of material non-public information about the FT Fund. Specifically, Covered Employees are prohibited from taking personal advantage of their non-public knowledge of recent or impending investment activities of FT Funds or the FT Funds’ investment advisers or any other non-public information that a reasonable investor would likely consider important in making his or her investment decisions, including information that may have a material effect on an FT Fund’s share price or net asset value.

In addition, Covered Employees must keep confidential at all times non-public information they may obtain about an FT Fund, including but not limited to information such as portfolio holdings, pricing or valuation of an FT Fund’s portfolio holdings, recent or impending securities transactions by an FT Fund, changes related to an FT Fund’s investment adviser, offerings of new FT Funds, changes to investment minimums, FT Fund closures or liquidations, changes to investment personnel, FT Fund flow activity, and information on current or prospective FT Fund shareholders.

Please consult your local Legal or Compliance department if you have any questions about materiality, confidentiality, or any other concerns before trading on or sharing non-public information relating to FT Funds.

Special Provision Relating to Ownership of Putnam Funds

Employees of Putnam Investment Management, LLC, The Putnam Advisory Company LLC, Putnam Investments Limited and of the principal underwriter of the Putnam open-end U.S. mutual funds Franklin Distributors, LLC (collectively, the “Putman Entities”) must hold shares of Putnam open-end U.S. mutual funds through the Putnam transfer agent (Putnam Investor Services, Inc.) and all transactions must be executed through Franklin Distributors, LLC as dealer of record. Holding Putnam mutual fund shares in discretionary accounts is prohibited. This requirement does not apply to shares of Putnam mutual funds owned in retirement accounts or other accounts required to be held through third-party administrators.

Short-Term Trading in Open-end FT Funds

Franklin Templeton discourages short-term or excessive trading, often referred to as “market timing,” in shares of the open-end FT Funds. Covered Employees must be familiar with the “Frequent Trading Policy” or its equivalent described in the prospectus of each open-end FT Fund in which they invest and must not engage in trading activity that might violate the purpose or intent of such policy. Accordingly, all Covered Employees must comply with the purpose and intent of each open-end FT Fund’s Frequent Trading Policy or its equivalent and must not engage in any short-term trading (if the relevant FT Fund has adopted a policy regarding short-term trading) or excessive trading in open-end FT Funds.

For open-end FT Funds within the Franklin Templeton Group of Funds, including FT Funds purchased through a 401(k) plan, trading activity by Covered Employees is monitored and any trading patterns or behaviors that may constitute short-term or excessive trading is reported to the Code of Ethics Department. These reports will include descriptions of any actions taken and any sanctions or penalties imposed in response to such trading activity. This policy does not apply to purchases and sales of money market funds.

2.5	Additional Prohibitions and Requirements for Access Persons and Portfolio Persons

Initial Public Offerings

Access Persons are prohibited from investing in securities sold in an initial public offering or a secondary offering (including Initial Coin Offerings (“ICOs”)) by an issuer except for offerings of securities made by closed-end FT Funds advised or sub-advised by Franklin Templeton. However, IPOs may be permissible in certain circumstances

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or jurisdictions. Please contact the Code of Ethics department or your local Compliance Officer in advance of executing any IPO.

Single Stock ETFs

Access Persons are prohibited from investing in single stock ETFs including derivatives of the single stock ETF such as options.

Short Sales of Securities

Portfolio Persons are prohibited from selling short any security held by the FT Funds, including “short sales against the box.” This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, sales of put options while not owning the underlying security, and short sales of bonds that are convertible into equity positions, swaps or other derivatives where the security is held by FT Funds.

Short Swing Rule

Portfolio Persons are subject to a short swing rule whereby they cannot sell shares of a security at a price higher than any price paid within the prior 60 calendar days or buy a security at a price below any price which they sold it within the past 60 calendar days, including transactions in derivatives and transactions that may occur in margin and option accounts. Any profits made must be disgorged. Please consult the Code of Ethics Department for any exemptions and how profits are calculated.

Disclosure of Interest in Securities or Private Investments

Portfolio Persons are required to disclose any interest they have in the securities of an issuer or direct investment in any company if they are involved in either analysis or investment decisions related to the issuer or company. Portfolio Persons must re-disclose any such interest if they participate in later recommendations or investment decisions related to the issuer or company.

Portfolio Persons must also disclose any personal transactions they are contemplating in the securities referenced above, any position they hold with the issuer and any proposed business relationship between the issuer and the Portfolio Person or any party in which the Portfolio Person has an interest.

The disclosures above must be made to their Chief Investment Officer and /or Director of Research.

2.6	Reporting Requirements

All Accounts

All Covered Employees must complete an Initial Code of Ethics Certification no later than 10 calendar days after the date the person is notified by a member of the Human Resources Department of the requirement to do so. Additionally, by February 15th of each subsequent year they must complete an annual certification that they have complied with and will comply with the Policy.

Access Persons must also file an Initial Broker Accounts Certification and Initial Holdings Certification no later than 10 calendar days after the date the person is notified by a member of the Human Resources Department of the requirement to do so. Additionally, by February 15th of each subsequent year, Access Persons must file a then current annual report of all personal securities accounts and securities holdings and must certify that they have complied with and will comply with the Policy.

Non-Discretionary Accounts

On a quarterly basis, and no later than 30 calendar days after the end of each calendar quarter, every Access Person must report all transactions in securities covered by this Policy, except for those executed through an Automatic Investment Plan or that would duplicate information already provided in broker confirmations or statements sent to the Code of Ethics Department directly from the broker.

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No later than 30 calendar days after the calendar quarter, Access Persons must report any account established in which any securities were held during that calendar quarter.

Discretionary Accounts

Reporting of transactions is not required for discretionary accounts. A discretionary account is managed by a non-affiliated third party (registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity) who exercises sole investment discretion.

The Access Person must certify initially and annually thereafter that they do not have investment control of the discretionary account other than the right to terminate. If the Access Person makes or participates in an investment decision for an account that has been reported as a discretionary account, any transactions related to that investment decision must be pre-cleared. If there is any uncertainty about whether a particular account would be deemed discretionary for purposes of the Policy, please consult the Code of Ethics Department.

2.7	Pre-Clearance Requirements

Securities Transactions

Access Persons must obtain pre-clearance from the Code of Ethics Department before buying or selling any security (other than those not requiring pre-clearance, a full list of which is available from the Code of Ethics Department) and are always prohibited from executing transactions in a security if aware that the FT Funds or Client Accounts are active or contemplate being active in the security (even if the transactions have been pre-cleared). Pre-clearance requests should be submitted via StarCompliance.

Private Investments and Limited Offerings

Access Persons must obtain pre-clearance from the Code of Ethics Department before investing in a private placement or purchasing other securities in a limited offering. For example, investments in private or unregistered funds (i.e., hedge funds) are required to be pre-cleared under the Policy.

Discretionary Accounts

Transactions in discretionary accounts do not need to be pre-cleared if satisfactory evidence has been provided to the Code of Ethics Department that sole investment discretion has been granted to an investment manager. If the Access Person makes or participates in an investment decision for an account that has been reported as a discretionary account, any transactions related to that investment decision must be pre-cleared.

Exemptions from Pre-Clearance

Certain types of securities and transactions are exempt from pre-clearance requirements. Examples of these types of securities and transactions include, but are not limited to, shares issued by FRI; shares of open-end Funds (including FT open-ended Funds) and permitted ETFs (including FT ETFs for certain FT employees) and closed-end funds (excluding FT sponsored closed-end Funds); certain government obligations and transactions effected pursuant to dividend reinvestment plans. In addition, transactions in small quantities of securities (e.g., in the case of equity securities, 500 shares within a 30 calendar day period) are not required to be pre-cleared. Please consult the Code of Ethics Department for further information about the types of securities and transactions that are exempt from the pre-clearance requirements of the Policy.

“Intent” Is Important

While pre-clearance of Access Persons’ transactions is a cornerstone of Franklin Templeton’s compliance efforts, it cannot detect inappropriate or illegal transactions where the intent conflicts with the principles of the Policy. Thus, the fact that a proposed transaction received pre-clearance is not a defense against a charge of violating the Policy or the securities laws. For example, even if an Access Person received pre-clearance for a transaction, that transaction might constitute front-running if it occurred shortly before a transaction by an FT Fund or Client Account

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that the Access Person was aware of. In cases like this, the intent may not be evident when a particular transaction request is analyzed for pre-clearance.

2.8	Requirements for Independent Directors

Pre-clearance and Reporting Requirements

Unless covered by a separate policy, an Independent Director is subject to the pre-clearance and transaction reporting requirements of the Policy only if such Independent Director, at the time of his or her transaction, knew or should have known that, during the 15 calendar day period before or after the date of the Independent Director’s transaction, the security was purchased or sold or considered for purchase or sale by an FT Fund or Client Account. The pre-clearance and reporting requirements of the Policy do not apply to securities transactions conducted in an account where an Independent Director has granted full investment discretion to a brokerage firm, bank or investment adviser or conducted in a trust account in which the trustee has full investment discretion. Independent Directors are not required to disclose any securities holdings or brokerage accounts, including brokerage accounts where he/she has granted discretionary authority to a brokerage firm, bank or investment adviser.

Initial and Annual Acknowledgment Reports

An Independent Director must complete and return an executed Acknowledgment Form to the Code of Ethics Department no later than 10 calendar days after the date the person becomes an Independent Director. Independent Directors will be asked to certify by February 15th of each year that they have complied with and will comply with the Policy by filing the Acknowledgment Form with the Code of Ethics Department.

SECTION 3. INSIDER TRADING

3.1	Policy on Insider Trading

Insider trading, or trading on material non-public information, is against the law and penalties are severe, both for individuals involved in such unlawful conduct and their employers. No Covered Employee may (1) trade, either personally or on behalf of the FT Funds or Client Accounts, while in possession of material non-public information, or (2) communicate material non-public information to others.

Material non-public information may be obtained by many means, both in connection with a Covered Employee’s job functions (e.g., from meetings with company executives or consultations with expert networks) or independent of the Covered Employee’s employment or relationship with Franklin Templeton (e.g., from friends or relatives).

Before trading for themselves or others (including FT Funds and Client Accounts) in the securities of a company about which a Covered Employee potentially may have material non-public information, the Covered Employee should consider the following questions:

•

First, is the information material? Information is considered material if there is a substantial likelihood that a reasonable investor would consider the information to be important in making his or her investment decision, or if it is reasonably certain to have a substantial effect on the price of the company’s securities.

•

Second, is the information non-public? Information is non-public until it has been effectively communicated to the marketplace. For example, information in a report filed with the U.S. Securities and Exchange Commission, or that appears in a publication of general circulation (e.g., The Wall Street Journal or Reuters) would be considered public. If the information has been obtained from someone who is betraying an obligation not to share the information (e.g., a company insider), that information is very likely to be non-public.

If, after consideration of these questions, the Covered Employee believes that the information that they have about a company may be material and non-public, or if the Covered Employee has questions as to whether the information is material or non-public, he or she must report the matter immediately to Trading Desk Compliance/IC,

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the designated Compliance Officer or Legal Department. In addition, the Covered Employee must not purchase or sell any securities issued by such company on behalf of themselves or others (including on behalf of any FT Fund or Client Account), or communicate the information inside or outside Franklin Templeton.

Trading Desk Compliance/IC or the Compliance Officer will promptly contact the Legal Department for advice. After review of the facts, the Legal Department, Trading Desk Compliance/IC or the Compliance Officer will provide instructions to the Covered Employee. If the information in the Covered Employee’s possession is determined to be material and non-public, the Covered Employee is required to keep the information confidential and secure. Those securities for which the Covered Employee has material non-public information will be placed on restricted trading lists for a timeframe determined by the Compliance Officer.

SECTION 4. RELATED POLICIES AND REQUIREMENTS

4.1	Statement on Other Policies and Requirements

In addition to the Policy, Covered Employees are required to observe the applicable policies and procedures prescribed in the Code of Ethics and Business Conduct, the policies contained in the U.S. and non-U.S. employee handbooks (as applicable), and various other policies adopted by Franklin Templeton.

SECTION 5. ADMINISTRATION OF THE POLICY, WAIVERS & REPORTING VIOLATIONS

5.1	Code of Ethics Committee; Reporting to FT Fund Boards

The Code of Ethics Committee is responsible for the administration of the Policy and provides oversight of compliance with the personal trading requirements of the Policy. Among other things, the Committee has the authority and responsibility to review the Policy periodically, review sanction guidelines for violations of the Policy and review trading violations and waivers granted.

At least annually, the FT Fund Boards who have adopted this policy will be provided with a report describing any issues arising under the Policy if requested. FT Fund Boards may require more frequent reporting, including detailing all violations of the Policy.

5.2	Violations of the Policy

A Covered Employee that violates this Policy will be sanctioned in a manner commensurate with the violation. Prescribed sanctions range from warning memos for a first time failure to pre-clear a transaction to the immediate sale of positions, disgorgement of profits, personal trading suspensions and other sanctions, up to and including termination and reporting to regulatory authorities for more serious violations.

5.3	Waivers of the Policy

The Chief Compliance Officer of the relevant investment adviser, or primary regional officer, may, in his or her discretion, waive compliance by any Covered Employee with the provisions of the Policy, if he or she finds that such a waiver:

(1)	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

(2)	will not be inconsistent with the purposes and objectives of the Policy;

(3)	will not adversely affect the interests of the FT Funds or Client Accounts or the interests of Franklin Templeton; and

(4)	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

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Any waiver will be in writing, will contain a statement of the basis for it, and any waivers granted by the Chief Compliance Officer of the relevant investment adviser, or primary regional officer, will be reported to the SVP of Regulatory Compliance.

5.4	Reporting Violations

Covered Employees are required to report violations of the Policy or the related Procedures, whether by themselves or by others.

Franklin Templeton is dedicated to providing Covered Employees with the means and opportunity to report violations of the Policy or the related Procedures, or other instances of wrongdoing, or any concerns they may have regarding ethical violations or accounting, internal control or auditing matters, including fraud. Several means are provided by which reports to the Compliance and Ethics Hotline can be made including:

Online at: https://franklintempleton.ethicspoint.com

U.S., U.S. Territories or Canada can call toll-free 1-800-648-7932

All other countries can call collect at 704-540-0139

Franklin Templeton will not allow retaliation against any Covered Employee who has submitted a report of a violation of the Policy or the related Procedures in good faith.

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Appendix

	Covered Employees	Access Persons	Portfolio Persons	Independent Directors

Prohibited Activities (Section 1.3)	X	X	X	X

Prohibited Transactions and Other Requirements (Sections 2.4 and 2.5)

Prohibition on Trading Activity that Conflicts with FT Funds or Client Accounts	X	X	X	X

Prohibition on Short Sales of FRI and Closed-end FT Funds and ETFs	X	X	X	X

Trading in Shares of the FT Funds When in Possession of Material Non-Public Information	X	X	X	X

Special Provision on Ownership of Putnam Funds		X	X

Short-Term Trading in Open-end FT Funds	X	X	X	X

Prohibition on Investments in Initial Public Offerings		X	X

Prohibition on Single Stock ETFs		X	X

Prohibition on Short Sales of All Securities			X

Short Swing Rule			X

Disclosure of Interest in Securities			X

Reporting Requirements (Section 2.6)

Initial Certification/Acknowledgment	X	X	X	X

Initial Disclosure of Accounts and Holdings		X	X

Annual Disclosure of Accounts and Holdings		X	X

Annual Certification of Compliance	X	X	X	X

Quarterly Disclosure of Transactions		X	X	X*

Quarterly Disclosure of New Accounts		X	X

Pre-Clearance Requirements (Section 2.7)		X	X	X*

Insider Trading (Section 3)	X	X	X	X

Requirement to Report Violations (Section 5.4)	X	X	X	X

* Only applicable if the Independent Director, at the time of his or her transaction, knew or should have known that, during the 15 calendar day period before or after the date of the Independent Director’s transaction, the security was purchased or sold or considered for purchase or sale by an FT Fund or Client Account.

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